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                                                                      EXHIBIT 15







The Reynolds and Reynolds Company
115 S. Ludlow Street
Dayton, Ohio  45402

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of The Reynolds and Reynolds Company and subsidiaries for the period ended December 31, 1995 as indicated in our report dated February 12, 1996, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended December 31, 1995 are incorporated by reference in this Registration Statement on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Dayton, Ohio
September 20, 1996